                                OFFER TO PURCHASE

                             BELL MICROPRODUCTS INC.

               OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING:

            3 3/4 % Convertible Subordinated Notes, Series B due 2024
                              (CUSIP No. 078137AC0)

        THIS TENDER OFFER WILL EXPIRE AT 9:00 A.M, NEW YORK CITY TIME, ON JANUARY 18, 2007, UNLESS EXTENDED BY BELL MICROPRODUCTS INC. (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").

        Bell Microproducts Inc., a California corporation ("Bell Micro," the "Company," "we," "us" or "our"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and the related Letter of Transmittal, any and all of its $109,850,000 outstanding 3 3/4 % Convertible Subordinated Notes, Series B due 2024 (the "Notes") at a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased. This tender offer is subject to certain conditions discussed under the heading "The Tender Offer--Conditions to the Tender Offer," being satisfied or waived on or prior to the Expiration Date.

        Separately, Bell Micro commenced, pursuant to a Consent Solicitation Statement dated December 7, 2006, and amended on December 13, 2006, a solicitation of consents ("Consent Solicitation") to amendment to the indenture covering the Notes and a waiver of defaults arising from the failure to file all reports and other information and documents which it is required to file with the Securities and Exchange Commission (the "SEC") pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "SEC Reports"), and within fifteen days after it files the SEC Reports with the SEC, to file copies of the SEC Reports with the trustee. The proposed amendment would amend the indenture to (i) eliminate any provision that would trigger a default for the failure to file or deliver any reports required to be filed with the SEC or the trustee, and (ii) add a provision to allow for a special interest payment to consenting holders under certain limited circumstances. The proposed amendment and waiver requires approval of holders of a majority of the outstanding principal amount of Notes. The Consent Solicitation expires on December 14, 2006, unless extended. The consent fee is $5.00 in cash per $1,000.00 in principal amount of Notes as to which consents have been provided. In addition, a one-time special interest payment equal to 8.5% of the principal amount of Notes will be payable to holders if Bell Micro does not consummate an Eligible Tender offer, which is defined as one that we have commenced and held open for at least twenty business days, and in which we have repurchased, prior to February 28, 2007, all Notes validly tendered at a price of at least $1,000.00 plus accrued and unpaid interest up to, but not including, the date the Notes are repurchased, for each $1,000.00 principal amount of Notes validly tendered. Such payment will be made to all holders on the next interest payment date following the failure by Bell Microproducts to consummate Eligible Tender Offer. This tender offer is intended to qualify as an Eligible Tender Offer defined in the Consent Solicitation.


        Notes tendered in the tender offer may be withdrawn at any time on or prior to the Expiration Date. Bell Micro reserves the right (1) to waive any and all conditions to the tender offer, (2) to extend or terminate the tender offer or (3) to otherwise amend the tender offer in any respect. If Bell Micro terminates the tender offer or modifies it in such a manner that it is no longer an Eligible Tender Offer under the Consent Solicitation, then Bell Microproducts would be required to pay the special interest payment.


        THIS TRANSACTION HAS NOT BE APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The dealer manager for the tender offer is:


                                  CREDIT SUISSE

                                December 13, 2006

                              IMPORTANT INFORMATION

        This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the tender offer. Under the terms of this Offer to Purchase and the Letter of Transmittal, the completion, execution and delivery of the Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to 9:00 a.m., New York City time, on or prior to the Expiration Date will entitle the tendering holder to receive the purchase price with respect to the Notes.

        The purpose of the tender offer is to acquire all of the outstanding Notes. Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, Bell Micro will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit of immediately available funds by Bell Micro with Global Bondholder Services Corporation, the depositary for the tender offer.

        In the event that the tender offer is withdrawn or otherwise not completed, the purchase price with respect to the tender offer will not be paid or become payable to holders of Notes who have validly tendered their Notes in connection with the tender offer. In any such event, any Notes previously tendered in the tender offer will be promptly returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Any holder desiring to tender Notes should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein and mail or deliver a manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes (or confirmation of the transfer of the Notes in the account of the depositary with The Depository Trust Company or "DTC" pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Letter of Transmittal (or an Agent's Message (as defined below) in the case of book-entry transfer) to the depositary, (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes or (3) follow the procedures summarized below for tendering Notes through the DTC Automated Tender Offer Program ("ATOP"). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes pursuant to the tender offer so registered. A Letter of Instruction is included in the solicitation materials provided along with this Offer to Purchase that may be used by a beneficial owner in this process to effect a tender. See "The Tender Offer--Procedures for Tendering Notes."

        Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date by following the procedures set forth under "The Tender Offer--Withdrawal of Tenders; Absence of Appraisal Rights."


        Holders who do not tender their Notes for repurchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the indenture governing the Notes. The adoption of the amendment proposed in the Consent Solicitation may have adverse consequences for holders of Notes who elect not to tender their Notes in the tender offer. See "Significant Consequences to Non-Tendering Holders" and "Material United States Federal Income Tax Consequences" for discussions of certain factors that should be considered in evaluating the tender offer.


        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by Bell Micro or the dealer manager. NONE OF BELL MICRO, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES.

        THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOTES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE AN OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF BELL MICRO OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

        Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to this tender offer may be directed to Global Bondholder Services Corporation, the information agent for the tender offer. Any questions concerning the terms of the tender offer or requests for assistance may be directed to Credit Suisse Securities (USA) LLC, the dealer manager for the tender offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance. Any holder or beneficial owner that has questions concerning tender procedures should contact the depositary at one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
Summary Term Sheet                                                                                                1
Answers to Questions You May Have                                                                                 3
Bell Micro                                                                                                        6
   Overview                                                                                                       6
   Background of the Notes                                                                                        6
   Background of the Tender Offer                                                                                 6
Purpose of the Tender Offer                                                                                       8
Sources and Amount of Funds                                                                                       9
The Tender Offer                                                                                                 10
   Principal Terms of the Tender Offer                                                                           10
   Acceptance of Notes for Purchase; Payment for Notes                                                           10
   Procedures for Tendering Notes                                                                                11
   Withdrawal of Tenders; Absence of Appraisal Rights                                                            13
   Conditions to the Tender Offer                                                                                13
   Expiration Date; Extension; Termination; Amendments                                                           14
Significant Consequences to Non-Tendering Holders                                                                16
Market Price Information                                                                                         18
Material United States Federal Income Tax Consequences                                                           19
   U.S. Holders                                                                                                  19
   Non-U.S. Holders                                                                                              21
   Backup Withholding and Information Reporting                                                                  21
Dealer Manager                                                                                                   23
Information Agent and Depositary                                                                                 24
Fees and Expenses                                                                                                25
Where You Can  Find More Information                                                                             26
Special Note Regarding Forward-Looking Statements and Other Factors                                              27
Miscellaneous                                                                                                    28

                               SUMMARY TERM SHEET

        The following summary is provided solely for the convenience of the holders of Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.


Obligor                                    Bell Microproducts Inc.

The Notes
                                           3 3/4 % Convertible Subordinated
                                           Notes, Series B due 2024.
The Tender Offer
                                           Bell Micro hereby offers to purchase
                                           any and all of the outstanding Notes
                                           for the cash at the consideration set
                                           forth below, upon the terms and
                                           subject to the conditions described
                                           in this Offer to Purchase.

Purchase Price                             The consideration for each $1,000.00
                                           principal amount of Notes tendered
                                           and accepted for payment pursuant to
                                           the tender offer shall be $1,000.00
                                           plus accrued and unpaid interest up
                                           to, but not including, the date the
                                           Notes are purchased.

The Expiration Date                        The tender offer will expire at 9:00
                                           a.m., New York City time, on January
                                           18, 2007, unless extended by Bell
                                           Micro.

Purpose of the Tender offer                The purpose of the tender offer is to
                                           acquire the outstanding Notes. See
                                           "Purpose of the Tender offer."

Withdrawal Rights                          Tenders of Notes may be withdrawn at
                                           any time on or before the Expiration
                                           Date, but not thereafter, by
                                           following the procedures described
                                           herein. See "The Tender
                                           Offer--Withdrawal of Tenders; Absence
                                           of Appraisal Rights."

Acceptance Date                            The date Bell Micro accepts for
                                           payment all Notes that are validly
                                           tendered in the tender offer
                                           following the Expiration Date.

Payment Date                               The purchase price for Notes validly
                                           tendered and accepted for payment
                                           after the Expiration Date of the
                                           tender offer will be paid as soon as
                                           practicable following the Expiration
                                           Date. Payment will be made in
                                           immediately available (same-day)
                                           funds. See "The Tender
                                           Offer--Acceptance of Notes for
                                           Purchase; Payment for Notes."

Certain Consequences to Holders of         Consummation of the tender offer may
Notes Not Tendering                        have adverse consequences for holders
                                           of Notes that elect not to tender
                                           Notes in the tender offer, including
                                           the following:

                                             - holders of Notes outstanding
                                               after consummation of the tender
                                               offer will not be entitled to the
                                               benefit of specified covenants
                                               and certain of the events of
                                               default provisions and will not
                                               have any remedies relating to the
                                               failure by Bell Micro to file its
                                               Quarterly Report on Form 10-Q for
                                               the quarter ended September 30,
                                               2006 with the Securities and
                                               Exchange Commission; and

                                             - the trading market for Notes not
                                               tendered in response to the
                                               tender offer is likely to be
                                               significantly more limited.

                                           For a discussion of certain factors
                                           that should be considered in
                                           evaluating the tender offer, see
                                           "Significant Consequences to
                                           Non-Tendering Holders."

Procedures for Tendering Notes             A beneficial owner whose Notes are
                                           held by a broker, dealer, commercial
                                           bank, trust company or other nominee
                                           must contact their nominee if the
                                           beneficial owner desires to tender
                                           its Notes.  DTC participants must
                                           transmit their acceptance to DTC
                                           through ATOP. For further
                                           information, call the information
                                           agent or the dealer manager at the
                                           telephone numbers set forth on the
                                           back cover of this Offer to Purchase
                                           or consult your broker, dealer,
                                           commercial bank, trust company or
                                           other nominee for assistance. See
                                           "The Tender Offer--Procedures for
                                           Tendering Notes."

Material United States Federal Income      For a summary of the material United
Tax Consequences                           States federal income tax
                                           consequences of the tender offer, see
                                           "Material United States Federal
                                           Income Tax Consequences."

Waivers; Extensions; Amendments;           Bell Micro expressly reserves the
Termination                                right, in its reasonable discretion,
                                           subject to applicable law, at any
                                           time or from time to time prior to
                                           the Expiration Date, to (1) waive any
                                           condition to the tender offer and
                                           accept all Notes previously tendered
                                           pursuant to the tender offer, (2)
                                           extend the Expiration Date and retain
                                           all Notes tendered pursuant to the
                                           tender offer, subject, however, to
                                           the withdrawal rights of holders of
                                           Notes as described under "The Tender
                                           Offer--Withdrawal of Tenders; Absence
                                           of Appraisal Rights," (3) amend the
                                           terms of the tender offer in any
                                           respect and (4) terminate the tender
                                           offer and not accept for purchase any
                                           Notes upon failure of any of the
                                           conditions to the tender offer. Any
                                           amendment applicable to the tender
                                           offer will apply to all Notes
                                           tendered pursuant to the tender
                                           offer. If Bell Micro terminates the
                                           tender offer or modifies its terms in
                                           such a manner that it no longer
                                           qualifies as an Eligible Tender Offer
                                           under the Consent Solicitation, then
                                           Bell Microproducts will be obligated
                                           to make a special interest payment to
                                           holders of the notes on the
                                           applicable record date. See "The
                                           Tender Offer--Expiration Date;
                                           Extension; Termination; Amendments."

Brokerage Commissions                      No brokerage commissions are payable
                                           by holders of Notes to the dealer
                                           manager, the information agent or the
                                           depositary. If Notes are held through
                                           a nominee, holders should contact
                                           their nominee to determine whether
                                           any transaction costs are applicable.

Dealer Manager                             Credit Suisse Securities (USA) LLC.

Information Agent and Depositary           Global Bondholder Services
                                           Corporation.

Trustee Wells Fargo Bank, N.A., a national banking association organized and existing under the laws of the United States.

Further Information                        Additional copies of this Offer to
                                           Purchase and any other documents
                                           related to the tender offer may be
                                           obtained by contacting the
                                           information agent at its telephone
                                           number and address set forth on the
                                           back cover of this Offer to Purchase.

                        ANSWERS TO QUESTIONS YOU MAY HAVE

        The following are answers to some of the questions that you, as a holder of the Notes may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered with this Offer to Purchase.

WHO IS OFFERING TO BUY YOUR NOTES?

        Bell Microproducts is offering to purchase the Notes. The mailing address of Bell Micro's principal executive offices is 1941 Ringwood Avenue, San Jose, California 95131. Bell Micro's phone number is (408) 451-9400.

WHAT SECURITIES ARE THE SUBJECT OF THIS OFFER TO PURCHASE?

        We are offering to purchase all of the outstanding Notes. As of December 8, 2006, there were outstanding $109,850,000 in aggregate principal amount of the Notes. The Notes were issued under an Indenture, dated December 21, 2004, by and among Bell Micro and Wells Fargo Bank, N.A., a national banking association organized under the laws of the United States, as trustee.

         Separately, Bell Micro commenced the Consent Solicitation, which is seeking the consent of holders of at least a majority of the aggregate outstanding principal amount of Notes to amend the indenture covering the Notes and a waive of defaults arising from the failure to file SEC Reports, and within fifteen days after it files the SEC Reports with the SEC, to file copies of the SEC Reports with the trustee. The proposed amendment would amend the indenture to (i) eliminate any provision that would trigger a default for the failure to file or deliver any reports required to be filed with the SEC or the trustee, and (ii) add a provision to allow for a special interest payment to holders of the Notes under certain circumstances. The Consent Solicitation expires on December 14, 2006, unless extended. The consent fee is $5.00 in cash per $1,000.00 in principal amount of Notes as to which consents have been provided. In addition, a one-time special interest payment equal to 8.5% of the principal amount of Notes will be payable to all holders if Bell Micro does not consummate an Eligible Tender Offer, which is defined as one that we have commenced and held open for at least twenty business days, and in which we have repurchased, prior to February 28, 2007, all Notes validly tendered at a price of at least $1,000.00 plus accrued and unpaid interest up to, but not including, the date the Notes are repurchased, for each $1,000.00 principal amount of Notes validly tendered. Such payment will be made to all holders of Notes on the applicable record date on the next interest payment date following the failure by Bell Micro to consummate an Eligible Tender Offer. This tender offer is intended to qualify as an eligible tender offer defined in the Consent Solicitation.


WHY IS BELL MICRO OFFERING TO PURCHASE YOUR NOTES?

        We are offering to purchase your Notes in order to retire the debt associated with the Notes. We have received a notice under the indenture governing the Notes alleging we are in default under the indenture because we have not yet filed certain SEC Reports or provided such reports to the trustee as required under the indenture. To date, Bell Micro has not been able to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the "Delayed SEC Report") as required by the Exchange Act due to the need to restate certain financial statements to correct a number of accounting errors. As a result, the trustee served us with a notice of default, which Bell Micro has until December 14, 2006 to cure or the holders may accelerate the payment of the outstanding balance due under the Notes, which amount would become immediately due and payable in full. Bell Micro has commenced the Consent Solicitation to waive any and all existing defaults under the indenture, to amend the indenture to eliminate specified covenants contained in the indenture and provide for a special interest payment, and to rescind all notices of default and acceleration, if any, delivered under the indenture governing the Notes.

WHAT PRICE WILL YOU RECEIVE FOR YOUR NOTES IF YOU TENDER THEM TO US?

        We are offering to repurchase your Notes for cash at a repurchase price of $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

MAY I TENDER MY NOTES WITHOUT CONSENTING TO THE PROPOSED AMENDMENT AND WAIVER CONTAINED IN THE CONSENT SOLICITATION?

        Yes. You may tender your Notes without providing your consent under the Consent Solicitation.

WILL BELL MICRO PURCHASE THE NOTES IN THE TENDER OFFER EVEN IF IT DOES NOT RECEIVE THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENT AND WAIVER?

        No. We will not repurchase the Notes tendered into the tender offer if we do not receive the consents required to amend and waive the provisions the indenture governing the Notes and rescind the notices of default and acceleration, if any, delivered to Bell Micro pursuant to the indenture governing the Notes. The terms of the Consent Solicitation are set forth in a Consent Solicitation Statement dated December 7, 2006, as amended December 13, 2006. The Consent Solicitation expires December 14, 2006, unless extended.

WHEN DOES THE TENDER OFFER EXPIRE?

        You have until 9:00 a.m., New York City time, on January 18, 2007, to tender your Notes in the tender offer, unless we choose to extend the tender offer. We will make a public announcement if we extend the tender offer.

WHEN WILL YOU RECEIVE PAYMENT FROM YOUR TENDERED NOTES?

        We will pay for the tendered Notes in cash as soon as practicable following January 18, 2007, the day on which your right to tender Notes expires, if the tender offer is not extended. If the tender offer is extended, we will pay for tendered Notes as soon as practicable following expiration of the extended tender offer.

CAN YOU WITHDRAW YOUR TENDERED NOTES?

        Yes. You may withdraw your tendered Notes at any time before 9:00 a.m., New York City time, on January 18, 2007, or, if the tender offer is extended, 9:00 a.m., New York City time, on that later date. To withdraw your tender, please follow the instructions under "The Tender Offer--Withdrawal of Tenders; Absence of Appraisal Rights" in this document.

HOW WILL BELL MICRO PAY FOR THE TENDERED NOTES?

        Bell Micro plans to pay for the tendered Notes with new financing, the terms of which have not yet been determined. See "Sources and Amount of Funds."

WHAT HAPPENS TO YOUR NOTES IF YOU DO NOT TENDER YOUR NOTES?

        If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest until the date of maturity, unless earlier redeemed by us in accordance with their terms. After we purchase Notes under the tender offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the trading market for the Notes following the consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

WHAT ARE THE TAX CONSEQUENCES IF YOU TENDER YOUR NOTES?

        The receipt of cash in exchange for Notes in the tender offer will be a taxable transaction for United States federal income tax purposes. If you are a U.S. Holder (as defined below), you will generally recognize capital gain or loss on the sale to us of a Note in an amount equal to the difference between
(i) the amount of cash received for your Note other than in respect of accrued interest and (ii) your "adjusted tax basis" for the Note at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Note at a "market discount." See "Material United States Federal Income Tax Consequences" in this document. This Offer to Purchase includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

        IRS CIRCULAR 230 DISCLOSURE. Any tax statement herein regarding any United States federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax penalties. Any such statement herein was written in connection with the marketing or promotion of the transactions or matters addressed in this Offer to Purchase. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

HOW DO YOU TENDER YOUR NOTES?

        To tender your Notes, you must carefully follow the instructions in this document and in the accompanying materials. Persons holding Notes through the Depository Trust Company must follow a different process than those who are themselves the record holders of the Notes. See "The Tender Offer--Procedures for Tendering Notes" in this document.

WHO CAN YOU TALK TO IF YOU NEED MORE INFORMATION?

        Any questions or request for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to the information agent at (866) 857-2200 (toll free) or (212) 430-3774 (collect) or the dealer manager as follows: Credit Suisse Securities (USA) LLC at (800) 820-1653 (U.S. toll free) or (212) 325-7596 (collect). You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning this offer.

                               BELL MICROPRODUCTS

OVERVIEW

            Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, we are a Fortune 1000 company and one of the world's largest storage-centric value-added distributors. We are uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, our products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in Bell Microproducts' SEC filings, or by visiting our website at www.bellmicro.com. Information on our website is not part of this Statement.

BACKGROUND OF THE NOTES

        On December 21, 2004, Bell Micro issued the Notes in aggregate principal amount of $109,850,000 pursuant to an indenture, dated December 21, 2006, among Bell Micro and Wells Fargo Bank, N.A., as trustee.

BACKGROUND OF THE TENDER OFFER

        As disclosed by Bell Micro in a press release and Form 8-K filed November 9, 2006, Bell Micro's board of directors and audit committee jointly determined on November 3, 2006 that Bell Micro will be required to restate its financial statements and financial information for the first, second, third and fourth quarters of 2005, the first and second quarters of 2006 and the annual periods ended December 31, 2004 and 2005 due to a number of accounting errors. The errors relate to: (1) the accounting treatment of earnout payments to certain former shareholders of OpenPSL, a June 2004 acquisition by Bell Micro;
(2) accounting for the foreign currency translation of a portion of the goodwill resulting from certain foreign acquisitions; and (3) accounting for certain accrued employment benefits relating to tax liabilities of Bell Micro's Brazilian subsidiary.

      The earnout payments to the OpenPSL shareholders were originally treated as additional goodwill related to the acquisition, but Bell Micro has now determined that the payments should have properly been treated as compensation expense. The error will result in a non-cash compensation charge in an aggregate amount of approximately $4.7 million spread over six consecutive quarters beginning with the second quarter of 2004 and a corresponding reduction in goodwill related to the acquisition. Bell Micro will therefore restate its financial statements and financial information for the second, third and fourth quarters of 2004 and the first, second and third quarters of 2005, as well for the annual periods ended December 31, 2004 and December 31, 2005 to reduce pre-tax income from operations in those periods by the aggregate amount noted above.

      We will also restate a portion of the goodwill resulting from certain foreign acquisitions to correctly account for foreign currency translation adjustments. The currency translation adjustments affect all fiscal quarters and fiscal years beginning with the first quarter of 2001. The adjustment will result in an aggregate increase in goodwill of approximately $4 to $5 million with a corresponding adjustment to accumulated other comprehensive income.

      Additionally, Bell Micro will be restating its financial statements and financial information for the third and fourth quarters of 2005, the annual period ended December 31, 2005 and the first and second quarters of 2006 to accrue certain employee benefits relating to the employment tax liability of its Brazilian subsidiary. This adjustment will result in Bell Micro recording an assumed liability in purchase accounting of approximately $1.4 million (with a corresponding increase in goodwill) and an approximate $700,000 aggregate increase over the four affected quarters in recorded sales, general and administrative expense and a corresponding increase in other accrued liabilities. In addition to the accounting issues the Company has previously disclosed, it has also undertaken an evaluation of the manner in which it recorded foreign currency cash flows during prior reported periods from 2004 through the current quarter, as well as a review of its historical stock options grant activities to assure proper accounting treatment. The preliminary option review currently being conducted, with the assistance of independent counsel, is limited in scope and intended to provide Bell Micro's audit committee with additional information in order for it to determine whether a full review is necessary.

      The indenture governing the Notes requires Bell Micro to file the SEC Reports, and within fifteen days after it files the SEC Reports with the SEC, to file copies of the SEC Reports with the Trustee. These requirements in the indenture are hereafter referred to as the "Reporting Covenants."

      As a result of the need to restate certain financial statements, Bell Micro was unable to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the "Delayed SEC Report") as required by the Exchange Act. As a result of our failure to file our Third Quarter Form 10-Q on a timely basis, the trustee served us with a notice of Default alleging a breach of the Reporting Covenants. Bell Micro has thirty days from the date it received the notice, or until December 14, 2006, to cure the default by filing the Delayed SEC Report or the holders may accelerate the payment of the outstanding balance due under the Notes, which amount would become immediately due and payable in full. However, the Holders of a majority of the outstanding aggregate principal amount of the Notes may grant Bell Micro a waiver of the default. The purpose of the Consent Solicitation is to obtain such a waiver of any default under the indenture relating to the Delayed SEC Report, and amend the indenture to eliminate any provision that would trigger a default for the failure to file or deliver any reports required to be filed with the SEC or the trustee, including as required by Section 314 of the Trust Indenture Act of 1939, as amended.

        The Consent Solicitation expires on December 14, 2006, unless extended. The consent fee is $5.00 in cash per $1,000.00 in principal amount of Notes as to which consents have been provided. In addition, a one-time special interest payment equal to 8.5% of the principal amount of will be payable to all holders if Bell Micro does not commence an eligible tender offer, which is defined as one that we have commenced and held open for at least twenty business days, and in which we have repurchased, prior to February 28, 2007, all Notes validly tendered at a price of at least $1,000.00 plus accrued and unpaid interest up to, but not including, the date the Notes are repurchased, for each $1,000.00 principal amount of Notes validly tendered. Such payment will be made to all holders of Notes on the applicable record date on the next interest payment date following the failure by Bell Micro to consummate an Eligible Tender Offer. This tender offer is intended to qualify as an Eligible Tender Offer defined in the Consent Solicitation.

                           PURPOSE OF THE TENDER OFFER

        The principal purpose of the tender offer is to acquire all Notes in order to retire the debt associated with the Notes. We have received a notice under the indenture governing the Notes alleging we are in default under the indenture because we have not yet filed the Delayed SEC Report. We have through December 14, 2006 to either cure or obtain waivers of such default otherwise holders of the Notes may accelerate payment of the Notes. The tender offer is intended to qualify as an Eligible Tender Offer under the terms of the Consent Solicitation, which provides that unless an Eligible Tender Offer is consummated prior to February 28, 2007, we must pay those holders of the Notes a one-time special interest payment equal to 8.5% of the principal amount. The principal purpose of the Consent Solicitation, which was commenced on December 7, 2006, and amended December 13, 2006, is to obtain consents to (1) amend the indenture under which the Notes were issued to eliminate specified covenants contained in the indenture, add a provision for a special interest payment, and modify certain events of default and other provisions of the indenture, (2) obtain the waiver of any and all prior and existing defaults and events of default under the indenture governing the Notes, and (3) obtain the rescission of all prior and existing notices of default and acceleration, if any, delivered to Bell Micro pursuant to the indenture governing the Notes.

                           SOURCES AND AMOUNT OF FUNDS

        Bell Micro will need approximately $109,850,000 to purchase all of the Notes and pay all accrued and unpaid interest up to, but excluding, the date on which the Notes are purchased. The tender offer described herein is conditioned upon obtaining financing. Bell Micro intends to finance this tender offer through the proceeds of new financing, the terms of which have not yet been determined.

                                THE TENDER OFFER

PRINCIPAL TERMS OF THE TENDER OFFER

        Bell Micro is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, any and all of its outstanding Notes validly tendered and not validly withdrawn for a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

         Bell Micro's obligation to accept for purchase and pay for the Notes validly tendered and not withdrawn in the tender offer is conditioned upon the satisfaction or waiver of certain customary conditions to the tender offer set forth herein on or prior to the Expiration Date. See "The Tender Offer--Conditions to the Tender Offer." Under Rule 13e-4(f)(5) promulgated under the Exchange Act, Bell Micro must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of the tender offer.

      Notes tendered in the tender offer may be withdrawn at any time on or prior to the Expiration Date. Bell Micro reserves the right (1) to waive any and all conditions to the tender offer, (2) to extend or terminate the tender offer or (3) to otherwise amend the tender offer in any respect.

         Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, Bell Micro will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit of immediately available funds by Bell Micro with the depositary.

        Tenders of Notes may be withdrawn at any time prior to the Expiration Date by following the procedures set forth under "The Tender Offer--Withdrawal of Tenders; Absence of Appraisal Rights."

        Holders who do not tender their Notes for purchase pursuant to the tender offer or who withdraw their Notes prior to the Expiration Date will continue to hold Notes pursuant to the terms of the indenture governing the Notes. The Notes purchased in the tender offer will cease to be outstanding and will be delivered to the trustee for cancellation immediately after such purchase. After we purchase Notes under the tender offer, the trading market for the Notes may be significantly more limited, which may adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the trading market for the Notes following the consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

        If less than all of the principal amount of Notes held by a holder is tendered and accepted pursuant to the tender offer, Bell Micro will issue, and the trustee will authenticate and deliver to or on the order of the holder thereof, at the expense of Bell Micro, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES

        Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, holders of Notes that tender their Notes (and do not properly withdraw such tenders) in the tender on or prior to the Expiration Date will be entitled to receive the purchase price for such Notes. Upon the terms and subject to the conditions of the tender offer, Bell Micro will purchase, by accepting for purchase following the Expiration Date, and will pay for such Notes promptly following the date on which such Notes are accepted for payment. Bell Micro expressly reserves the right, in its reasonable discretion, to delay acceptance for purchase of Notes tendered under the tender offer or the payment for Notes accepted for purchase pursuant to the tender offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that Bell Micro pay the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the tender offer) if any of the conditions set forth below under "--Conditions to the Tender Offer" shall not have been satisfied or waived by Bell Micro on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary. In all cases, payment for Notes accepted for purchase pursuant to the tender offer will be made only after timely receipt by the depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

        For purposes of the tender offer, Bell Micro will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which Bell Micro has waived such defect) if, as and when Bell Micro gives oral or written notice thereof to the depositary. Payment for Notes accepted for purchase in the tender offer will be made by Bell Micro by depositing such payment, in immediately available funds, with the depositary, which will act as agent for the tendering holders for the purpose of receiving the purchase price and transmitting the same to such holders. Bell Micro will notify the depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, delivery of the purchase price will be made by the depositary promptly after receipt of funds for the payment of such Notes by the depositary.

        Tenders of Notes pursuant to the tender offer will be accepted only in principal amounts of $1,000.00 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

        If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the tender offer is delayed, or Bell Micro is unable to accept for purchase or to pay for validly tendered Notes pursuant to the tender offer, then the depositary may, nevertheless, on behalf of Bell Micro, retain tendered Notes, without prejudice to the rights of Bell Micro described under "--Expiration Date; Extension; Termination; Amendments" and "--Conditions to the Tender Offer" and "--Withdrawal of Tenders; Absence of Appraisal Rights", but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that Bell Micro pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the tender offer.

        If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the tender offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer into the depositary's account at DTC pursuant to the procedures set forth under the caption "--Procedures for Tendering Notes --Tender of Notes Held Through DTC; Book-Entry Transfer" below, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date.

        No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such holder's Notes for purchase.

        Holders of Notes tendered and accepted for purchase pursuant to the tender offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the depositary in the transmission of funds to the holders of purchased Notes or otherwise.

        Tendering holders of Notes purchased in the tender offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal has been completed, as described in the instructions thereto. Bell Micro will pay all other charges and expenses in connection with the tender offer. See "Dealer Manager" and "Information Agent and Depositary."

PROCEDURES FOR TENDERING NOTES

        TENDER OF NOTES HELD THROUGH DTC; BOOK-ENTRY TRANSFER. The depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the tender offer within two NYSE trading days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        The depositary and DTC have confirmed that the tender offer is eligible for ATOP. To effectively tender Notes that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent's Message to the Depositary for its acceptance. The Agent's

Message must be received on or before the Expiration Date to effectively tender the Notes. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

      The term "Agent's Message" means a message transmitted by DTC and received by the depositary and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the tender offer and Letter of Transmittal and that Bell Micro may enforce such agreement against such participant.

      The method of delivery of Notes and other documents to the depositary, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the holder of Notes, and delivery will be deemed made when actually received by the depositary. Instead of effecting delivery by mail, it is recommended that tendering holders of Notes use an overnight or hand delivery service. If such delivery is by mail, it is recommended that holders of Notes use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary before the Expiration Date.

      PAYMENT OF PURCHASE PRICE. Tendering holders should indicate to the Book-Entry Transfer Facility the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered. Persons who are beneficial owners of Notes but are not holders of Notes and who seek to tender Notes should (a) contact the holder of such Notes and instruct such holder to tender on its behalf or (b) effect a record transfer of such Notes from the holder to such beneficial owner and comply with the requirements applicable to holders for tendering Notes before the Expiration Date. Any Notes validly tendered before the Expiration Date accompanied by a validly transmitted Agent's Message for such Notes will be transferred of record by the registrar as of the Expiration Date at the discretion of Bell Micro, subject to the satisfaction or waiver of the conditions in this Offer of Purchase.

      UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax laws, the depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration paid to certain holders of Notes pursuant to the tender offer. In order to avoid such backup withholding, each tendering U.S. Holder (as defined below) of Notes electing to tender Notes pursuant to the tender offer must (1) provide the depositary with such holder's or payee's correct taxpayer identification number and certify that such holder or payee is not subject to such backup withholding by completing a Substitute Form W-9 or (2) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined below) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

      DETERMINATION OF VALIDITY. All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes will be determined by Bell Micro in its sole discretion, which determination shall be final and binding. Bell Micro expressly reserves the absolute right (a) to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful and (b) subject to applicable law, to waive or amend any of the conditions to the tender offer or to waive any defect or irregularity in the tender of any of the Notes. None of Bell Micro, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes will be deemed to have been validly made until all defects and irregularities with respect to such Notes have been cured or waived. Any Notes received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering holder as soon as practicable. Interpretation of the terms and conditions of the tender offer will be made by Bell Micro in its sole discretion and will be final and binding on all parties.

WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS

      Tenders of Notes made on or prior to the Expiration Date may be properly withdrawn at any time on or prior to the Expiration Date but not thereafter, unless otherwise required by law. For a withdrawal of Notes to be proper, a holder must comply fully with the withdrawal procedures set forth below.

      Holders who wish to exercise their right to withdrawal with respect to the tender offer must give written notice of withdrawal delivered by mail, hand delivery of facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing such Notes and
(b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the tender offer.

      Notes properly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under "--Procedures for Tendering Notes."

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by Bell Micro, in its sole discretion, which determination shall be final and binding. None of Bell Micro, the depositary, the dealer manager, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

      The Notes are obligations of Bell Micro and are governed by the indenture under which the Notes were issued. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the tender offer.

CONDITIONS TO THE TENDER OFFER

      Bell Micro's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the tender offer is conditioned upon (1) the receipt of the required consents under the Consent Solicitation and
(2) the satisfaction of additional conditions set forth below. Bell Micro may waive any of the conditions of the tender offer, in whole or in part, at any time and from time to time on or prior to the Expiration Date. Subject to Rule 14e-1(c) under the Exchange Act and notwithstanding any other provision of the tender offer and in addition to (and not in limitation of) Bell Micro's rights to terminate, extend and/or amend the tender offer, Bell Micro shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred on or prior to the Expiration Date:

      (1) there shall have been instituted, threatened, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the tender offer, that in the reasonable judgment of Bell Micro, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Bell Micro or (b) would or might prohibit, prevent, restrict or delay consummation of the tender offer;

      (2) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of Bell Micro, would or might prohibit, prevent, restrict or delay consummation of the tender offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Bell Micro;

      (3) the trustee under the indenture governing the Notes shall have objected in any respect to or taken any action that could, in the reasonable judgment of Bell Micro, adversely affect the consummation of the tender offer or Bell Micro's ability to effect any of the proposed amendment or waiver to the indenture governing the Notes covered by the tender offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Bell Micro in he Consent Solicitation (including the form thereof) or in the making of the tender offer or the acceptance of, or payment for, the Notes;

      (4) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Notes in the United States or other major securities or financial markets,
      (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Bell Micro, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

      (5) there shall be available to Bell Micro, on terms reasonably acceptable to Bell Micro, a source of financing to fund the purchase of the Notes.

      The conditions to the tender offer are for the sole benefit of and may be asserted by Bell Micro, in its reasonable discretion, regardless of the circumstances (including any action or inaction by Bell Micro) giving rise to such conditions, or may be waived by Bell Micro, in whole or in part, at any time or from time to time on or prior to the Expiration Date, in its reasonable discretion. The failure by Bell Micro at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by Bell Micro concerning the events described in this section shall be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

      The tender offer will expire at 9:00 a.m., New York City time, on January 18, 2007, unless extended by Bell Micro.

      Bell Micro expressly reserves the right to extend the tender offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the tender offer, Notes previously tendered and all related Consents previously delivered pursuant to the tender offer (and not validly withdrawn) will remain subject to the tender offer and may, subject to the terms and conditions of the tender offer, be accepted for purchase by Bell Micro, subject to withdrawal rights of holders of Notes. For purposes of the tender offer, the term "business day" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of placeStateNew York are permitted or obligated by law to be closed.

      To the extent it is legally permitted to do so, Bell Micro expressly reserves the right, in its reasonable discretion, to (1) waive any condition to the tender offer, (2) extend the Expiration Date and retain all Notes tendered delivered pursuant to the tender offer, subject to the withdrawal rights of holders, (3) increase the purchase price in the tender offer and (4) amend any other term of the tender offer. Any amendment to the tender offer will apply to all Notes covered by the tender offer that are tendered and not previously accepted for purchase, regardless of when or in what order such Notes were tendered. If Bell Micro makes a material change in the terms of the tender offer, Bell Micro will disseminate additional tender offer materials and will extend the tender offer, in each case, to the extent required by law. In addition, if Bell Micro changes either (a) the principal amount of the Notes subject to the tender offer or (b) the purchase price of the Notes subject to the tender offer, then the tender offer will be amended to the extent required by law to ensure that the tender offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to holders of Notes by Bell Micro.

      Bell Micro expressly reserves the right, in its sole discretion, to terminate the tender offer, including if any conditions applicable to the tender offer set out under "--Conditions to the Tender Offer" have not been satisfied or waived by Bell Micro on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement of the termination and Bell Micro will also promptly inform the depositary if its decision to terminate the tender offer.

      In the event that the tender offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders who have validly tendered their Notes in connection with the tender offer. In any such event, any Notes previously tendered in the tender offer will be returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act and the special interest payment will become due and payable to holders of record on the applicable record date to be paid on the next interest payment date following the failure by Bell Micro to consummate an Eligible Tender Offer.

                SIGNIFICANT CONSEQUENCES TO NON-TENDERING HOLDERS

      In deciding whether to participate in the tender offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

      Limited Trading Market: The Notes are not listed on any securities exchange or reported on a national quotation system, although they have been eligible to trade on the PORTAL(TM) Market of the National Association of Securities Dealers, Inc.

      To the knowledge of Bell Micro, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted in the tender offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the number of Notes purchased pursuant to the tender offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the tender offer. The extent of the public market for the Notes following consummation of the tender offer would depend upon the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

      Effect of the Proposed Amendment and Waiver: If the amendment and waiver proposed in the Consent Solicitation becomes operative, the Notes that are not tendered and purchased pursuant to the tender offer will remain outstanding and will be subject to the terms of the indenture pursuant to which such Notes were issued as modified by the supplemental indenture including as part of the Consent Solicitation. As a result of the adoption of the proposed amendment, material covenants will be eliminated from the indenture governing the Notes and holders of unpurchased Notes will no longer be entitled to the benefits of such covenants and related provisions. The approval of the proposed amendment will permit Bell Micro to take other actions that could be materially adverse to the holders and could negatively impact the price at which the outstanding Notes may trade.


      Redemption or Repurchase of Notes: Bell Micro has the right to redeem the Notes prior to maturity at any time on or after March 5, 2011. Although the Notes that remain outstanding after the tender offer are redeemable by us at our option in accordance with the terms set forth in the indenture governing the Notes, and we reserve the right, in our sole discretion, from time to time to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, we are under no obligation to do so.


      Tax Consequences: See "Material United States Federal Income Tax Consequences" for a discussion of the material United States federal income tax matters that should be considered in evaluating the tender offer.

OTHER CONSIDERATIONS

      In addition to the foregoing significant consequences to the non-tendering Note holders, when making a decision to tender your Notes or not, you should consider the following risks as well as those risks identified in our filings with the SEC and the information we disclose in our SEC filings that are incorporated by reference in this Offer to Purchase (see "Where You Can Find More Information" below).

      Our senior lenders may have the right to call for accelerated payment of our indebtedness under our credit facilities: The terms of the agreements with our senior lenders provide that they may accelerate payment in certain circumstances, including the failure to file required reports under the Exchange Act or the default under any of the senior credit facilities or the Notes. While we have obtained requisite waivers from our senior lenders in connection with any defaults arising from the failure to file the Delayed SEC Report, if we fail to file the Delayed SEC Report within the timeframe of the waiver, our senior lenders may elect to accelerate the outstanding indebtedness under the senior credit facilities. In the event a senior lender, alone or together with other senior lenders, determines to accelerate a portion of or all of our indebtedness, we may lack the ability to meet those obligations out of currently available cash. Such acceleration will raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we would be able to refinance our senior credit facilities, whether through the capital markets or otherwise, on commercially reasonable terms or at all. If we at any point lack the ability to meet our financial obligations, the payment of principal of and interest on and other obligations on the Notes are subordinated in right of payment to the senior lenders, and your right to payment, as a Holder of the Notes, is pro rata among trade creditors and our subsidiaries and affiliates.

      There is currently a lack of public disclosure concerning Bell Micro. As described above, we have not yet filed the Delayed SEC Report. Until we file the Delayed SEC Report, there will be limited public information available concerning our results of operations and financial condition. Although Bell Micro has reported its third quarter results in a press release dated October 25, 2006, our most recent available financial statements are as of June 30, 2006, and they may not be indicative of our current financial condition or results of operations for any period ending after June 30, 2006. Additionally, the financial statements that are the subject of our previously announced restatement, discussed in more detail below, which include the financial statements filed with our Quarterly Report on Form 10-Q for the period ended June 30, 2006, should not be relied upon. The absence of more recent financial information may have a number of adverse effects on us and the Notes, including a decrease in the market value of the Notes and an increase in the volatility of such market price.

      The Delayed SEC Report may have an adverse affect on our ability to raise capital. Our failure to meet the reporting requirements of the federal securities laws affects our ability to access the capital markets. We are currently ineligible to use "short-form" registration (registration that allows us to incorporate by reference our Form 10-K, Form 10-Q and other SEC reports into our registration statements) or, for most purposes, shelf registration, until twelve complete months have passed after the date that we file the Delayed SEC Report. Until we are current in our reporting, a holder of restricted securities within the meaning of Rule 144 of the Securities Act of 1933, will be unable to sell such securities in reliance on Rule 144, unless such holder has held such securities for at least two years and is not our "affiliate" for purposes of the placecountry-regionU.S. securities laws.

      As previously disclosed, because we are late in making our SEC filings, we are not in compliance with the NASDAQ continued listing requirements. We have received a written Staff Determination Notice from NASDAQ stating that Bell Micro violated NASDAQ Marketplace Rule 4310(c)(14). Bell Micro has requested a hearing with the NASDAQ Listing Qualifications Panel, which has stayed the suspension of trading of Bell Micro's common stock pending the decision of the Panel.

      The results of Bell Microproducts' review of the accounting treatment of certain transactions is uncertain. As previously disclosed, Bell Micro has decided to restate its financial statements and financial information for the first, second, third and fourth quarters of 2005, the first and second quarters of 2006 and the annual periods ended December 31, 2003, 2004 and 2005 due to a number of accounting errors. The restatement relates to: (1) earnout payments to certain former shareholders of OpenPSL, a June 2004 acquisition of Bell Micro;
(2) accounting for the foreign currency translation of a portion of the goodwill resulting from certain foreign acquisitions; and (3) accounting for certain accrued employment benefits relating to tax liabilities of Bell Micro's Brazilian subsidiary. In addition, Bell Micro has undertaken an evaluation of the manner in which it recorded foreign currency cash flows during prior reported periods from 2004 through the current quarter, as well as a review of its stock options to assure proper accounting treatment. The preliminary option review currently being conducted, with the assistance of independent counsel, is limited in scope and intended to provide Bell Micro's audit committee with additional information in order for it to determine whether a full review is necessary. The ultimate effect of the restatement on our prior period financial statements and the outcome of our review of foreign currency cash flows and historical stock option accounting treatment is still uncertain. Bell Micro's prior period income and liabilities may be adversely affected.

      The restatement process may also create additional issues. We may discover other accounting errors during our evaluation of the above-listed transactions, which may increase the cost of the restatement process and further impact our prior period income and liabilities. Moreover, because we have concluded that issues underlying the restatements represent material weaknesses with respect to the effectiveness of internal control over financial reporting, we expect to receive an adverse report from our registered public accounting firm that our internal control over financial reporting was not effective as of December 31, 2005. The material weakness and the resulting adverse report may negatively impact the market's perception of Bell Micro and therefore may cause our common stock to trade at a decreased price.

                            MARKET PRICE INFORMATION

      The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

      Our common stock is listed on the Nasdaq Global Market under the symbol "BELM". The table below sets forth the high and low sales prices of the common stock as reported by Nasdaq.

                                                              COMMON STOCK PRICE
                                                                     RANGE
                                                              ------------------
                                                                 HIGH     LOW
                                                                 ----     ---
FISCAL 2004
  First quarter                                                $ 10.50 $  6.45
  Second quarter                                                  8.32    5.31
  Third quarter                                                   8.40    5.88
  Fourth quarter                                                  9.80    7.67
FISCAL 2005
  First quarter                                                $  9.83 $  7.46
  Second quarter                                                 10.11    7.11
  Third quarter                                                  11.00    8.59
  Fourth quarter                                                 10.55    6.62
FISCAL 2006
  First quarter                                                $  7.90 $  5.65
  Second quarter                                                  6.93    4.83
  Third quarter                                                   5.42    4.21
  Fourth quarter (through December 12, 2006)                      7.25    5.06

      At December 12, 2006, Bell Micro's common stock was held by approximately 299 holders of record (not including shares held in street name).

      We have not paid cash dividends on our common stock. At present, we do not expect to pay cash dividends on our common stock in the foreseeable future. Our line of credit agreements prohibit the payment of dividends or other distributions on any of our shares except dividends payable in our capital stock.

      WE URGE YOU TO OBTAIN MORE CURRENT MARKET PRICE INFORMATION FOR OUR COMMON STOCK DURING THE TENDER OFFER PERIOD.

      As of December 12, 2006, there was $109,850,000 in aggregate principal amount of Notes outstanding.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     ANY TAX STATEMENT HEREIN REGARDING ANY UNITED STATES FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY TAX PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS OFFER TO PURCHASE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

     The following is a discussion of the material United States federal income tax consequences of the tender offer that may be relevant to a beneficial owner of Notes. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the Internal Revenue Service ("IRS") will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

     This discussion deals only with Notes that are held as capital assets. This discussion does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular investor and does not consider any aspects of United States federal tax law other than income taxation. In addition, this discussion does not address the tax considerations that may be relevant to certain types of investors subject to special treatment under the United States federal income tax laws (such as banks, insurance companies or other financial institutions, regulated investment companies, real estate investment trusts, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, U.S. expatriates, partnerships (or other flow-through entities for United States federal income tax purposes and their partners or members), investors that hold the Notes as part of a straddle or hedging, constructive sale, integrated or conversion transaction for United States federal tax purposes, traders in securities that have elected the mark-to-market method of accounting for their securities, or investors whose functional currency is not the U.S. dollar).

     For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a Note that, for United States federal income tax purposes, is (a) an individual who is a citizen or resident alien of the United States, (b) a corporation (or other entity taxable as a corporation) created under the laws of the United States or any political subdivision thereof, (c) any estate the income of which is subject to United States federal income tax regardless of its source, or (d) any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder. If a partnership holds Notes, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your tax advisor.

     This discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction and the discussion may not address your particular circumstances. Each beneficial owner of Notes should consult its own tax advisor with regard to the tender offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

U.S. HOLDERS

TREATMENT OF TENDERING U.S. HOLDERS

     Tender of the Notes. Tender of Notes pursuant to the tender offer by a U.S. Holder will generally be treated as taxable transactions for United States federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Notes pursuant to the tender offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received as part of the purchase price (other than amounts received attributable to accrued interest, which will be taxed as ordinary interest income to the extent not previously included in gross income by the U.S. Holder) and the U.S. Holder's adjusted tax basis in the Notes sold at the time of sale. A U.S. Holder's adjusted tax basis in a Note generally will equal the amount paid therefor, (a) increased by any market discount (as discussed below) with respect to the Note previously included in such U.S. Holder's gross income and (b) reduced by any amortizable bond premium with respect to the Note that the U.S.

Holder previously elected to offset against the interest income on the Note or otherwise deduct from gross income on an annual basis. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Note on the date of sale was more than one year. Individuals and certain other U.S. Holders may be eligible for preferential rates of United States federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to certain limitations under the Code.

     An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased the Notes at a "market discount." In general, market discount is the excess, if any, of (a) the principal amount of the Notes, over
(b) the U.S. Holder's tax basis in the Notes at the time of acquisition (unless, the amount of such excess is less than a specified de minimis amount, in which case market discount is considered zero). In general, unless the U.S. Holder has elected to include market discount in gross income currently as it accrues, any gain recognized by a U.S. Holder on the tender of Notes having market discount in excess of the de minimis amount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Notes were held by the U.S. Holder.

TREATMENT OF NON-TENDERING U.S. HOLDERS

     If the amendment proposed in the Consent Solicitation does not become effective, then a U.S. Holder who does not tender its Notes will not realize gain or loss for United States federal income tax purposes. If the proposed amendment becomes effective, the tax treatment of a U.S. Holder who does not tender its Notes will depend upon whether the modification to the Notes results in a deemed exchange of such Notes for United States federal income tax purposes. Generally, the modification of a debt instrument will be treated as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" within the meaning of the Treasury Regulations promulgated under Section 1001 of the Code. A modification is "significant" if, based on all the facts and circumstances and considering all modifications collectively, all of the legal rights and obligations that are altered and the degree to which they are altered are economically significant. The Treasury Regulations provide that a modification that adds, deletes, or alters customary accounting or financial covenants is not a "signification modification." The Treasury Regulations do not, however, define "customary accounting or financial covenants." Although there is no direct authority on the issue, Bell Micro does not believe that the adoption of the Proposed Amendments constitute a "significant modification" to the terms of the Notes. In such case, a U.S. Holder who does not tender the Notes pursuant to the tender offer should not recognize any gain or loss even if the Proposed Amendments were to become effective, and will have the same adjusted tax basis, holding period, and accrued market discount, if any, in the Notes after the adoption of the amendments that such U.S. Holder had in the Notes immediately before such adoption.

     The law is unclear, however, and the IRS could assert that the modifications to the terms of the Notes are significant, and that those modifications result in a deemed exchange of the Notes for United States federal income tax purposes. If this assertion were successful, Bell Micro believes that U.S. Holders would generally not recognize any gain or loss on such a deemed exchange, as the exchange would likely be treated as a tax-free recapitalization. If, however, the exchange were not treated as a tax-free recapitalization, the entire amount of the non-tendering U.S. Holder's realized gain or loss would generally be recognized. All or a portion of such gain may be treated as ordinary income under the market discount rules described above. In addition, the modified notes, in certain circumstances, might be deemed to be issued with original issue discount ("OID"), which would result in a reduction (equal to the amount of such OID) in the amount of the proceeds treated as received by the holders of Notes on the deemed exchange of their Notes for modified notes. If the modified notes were treated as issued with OID, U.S. Holders would be required to recognize the OID as interest income over the term of the modified notes. The modified notes would have OID if the issue price (which in certain cases could equal the fair market value of the Notes or the fair market value of the modified notes at the time of the deemed exchange) were less than the principal amount of the Notes. Non-tendering holders are urged to consult their tax advisors regarding the United States federal income tax treatment of the adoption of the Proposed Amendments and the resulting tax consequences to them.

 BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder whose Notes are tendered and accepted for payment by us will be subject to backup withholding tax on the gross proceeds from such tender and payment, unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number on an IRS Form W-9 (or substitute Form W-9), certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the U.S. Holder's federal income tax liability. If backup withholding tax results in an overpayment of United States federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished. Each holder of Notes should consult with the clearing organization or broker through which it holds Notes regarding the appropriate documentation required to establish exemption from information reporting and backup withholding. When required, information statements will be provided to tendering U.S. Holders and to the IRS reporting the payment of the consideration pursuant to the tender offer, except with respect to U.S. Holders that establish that they are exempt from the information reporting rules.

NON-U.S. HOLDERS

TREATMENT OF TENDERING NON-U.S. HOLDERS

     Sale of a Note. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to United States federal income tax, unless:

          - in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the tender offer and certain other conditions are satisfied;

          - the gain with respect to Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; or

          - we are or have been a United States real property holding corporation ("USRPHC") at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

     If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second or third exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty. We believe that we are not a USRPHC for United States federal income tax purposes.

     Subject to several exceptions, any amount received by a Non-U.S. Holder on account of any accrued but unpaid interest will generally not be subject to United States federal income tax, provided that the Non-U.S. Holder complies with applicable certification requirements and such amount is not effectively connected to a U.S. trade or business of the Non-U.S. Holder or, if a tax treaty applies, is not attributable to a U.S. permanent establishment of the Non-U.S. Holder. In such a case, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits.

TREATMENT OF NON-TENDERING NON-U.S. HOLDERS

     A Non-U.S. Holder of Notes who does not tender its Notes will be subject to the same rules as those discussed above with respect to non-tendering U.S. Holders of Notes for purposes of determining whether the Proposed Amendments to the Notes give rise to a deemed exchange of "old" Notes for "new" Notes or a tax-free recapitalization. In the event that the amendment proposed by the Consent Solicitation were considered to be a deemed exchange of "old" Notes for "new" Notes that does not qualify as a tax-free recapitalization, a Non-U.S. Holder of Notes generally will be taxed on any gain or loss realized on the exchange in the same manner as Non-U.S. Holders who sell their Notes and will be taxed on any interest on the "new" Notes in the same manner as receipt of interest as discussed under the caption "--Non-U.S. Holders--Treatment of Tendering Non-U.S. Holders."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments received by a Non-U.S. Holder who sells its Notes pursuant to the tender offer may be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its foreign status

(generally, on an IRS Form W-BEN) or otherwise establishes an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS. Each holder of Notes should consult with the clearing organization or broker through which it holds Notes regarding the appropriate documentation required to establish exemption from information reporting and backup withholding.

                                 DEALER MANAGER

     Bell Micro has engaged Credit Suisse Securities (USA) LLC ("Credit Suisse") to act as dealer manager in connection with the tender offer. Credit Suisse will be paid customary fees for their services and will be reimbursed for reasonable costs and expenses. Bell Micro has agreed to indemnify the dealer manager against certain liabilities in connection with the tender offers, including liabilities under the federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof. Credit Suisse is also the solicitation agent for the Consent Solicitation and it or its affiliates have performed investment banking, commercial banking and advisory services for Bell Micro from time to time. Credit Suisse may, from time to time in the future, engage in transactions with and perform services for Bell Micro in the ordinary course of its business. Credit Suisse may make a market in securities of Bell Micro.

                        INFORMATION AGENT AND DEPOSITARY

     Global Bondholder Services Corporation is serving as information agent in connection with the tender offer. The information agent will assist with the mailing of this Offer to Purchase and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the tender offer and provide other similar advisory services as Bell Micro may request from time to time. Requests for additional copies of this Offer to Purchase and any other required documents (collectively, the "Offering Materials") should be directed to the dealer manager or to the information agent at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Global Bondholder Services Corporation has been appointed as depositary for the tender offer.

                                FEES AND EXPENSES

     In addition to the fees and out of pocket expenses payable to the dealer manager, Bell Micro will pay the depositary and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith) and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by them in forwarding copies of the Offer to Purchase, Letter of Transmittal and related documents to the beneficial owners of the Notes. In addition, Bell Micro will indemnify the depositary and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

     Bell Micro will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the tender offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov, and at the offices of the NASDAQ Stock Exchange. For further information on obtaining copies of our public filings at the NASDAQ Stock Exchange, you should visit http://www.nasdaq.com. HOWEVER, WE HAVE NOT FILED CERTAIN OF OUR REPORTS AS REQUIRED AND THE FINANCIAL STATEMENTS AND FINANCIAL INFORMATION FOR THE FIRST, SECOND, THIRD AND FOURTH QUARTERS OF 2006, THE FIRST AND SECOND QUARTERS OF 2006 AND THE ANNUAL PERIODS ENDED DECEMBER 31, 2001, 2002, 2003, 2004, 2005 AND 2006 SHOULD NO LONGER BE RELIED UPON.

     This Offer to Purchase "incorporates by reference" information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any subsequently filed document, to the extent it modifies information in this Statement or in any document incorporated by reference in this Statement, will automatically update and supersede the information originally in this Offer to Purchase or incorporated by reference in this Offer to Purchaser. Except as provided below, we incorporate by reference the following documents listed below (filed under File No. 0-21528) and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as of their respective filing dates, until the Expiration Date:

     -    Annual Report on Form 10-K for the year ended December 31, 2005;

     -    Definitive Proxy Statement filed April 21, 2006;

     - Quarterly Report on Form 10-Q for the three-month period ended March 31, 2006;

     -    Quarterly Report on Form 10-Q for the six-month period ended June 30,
          2006;

     - Notification of inability to timely file Form 10-Q with respect to the quarterly period ended September 30, 2006; and

     - Current Reports on Form 8-K or 8-K/A dated April 26, 2006, July 26, 2006, September 22, 2006, October 4, 2006, October 25, 2006, November 9, 2006, November 13, 2006, November 20, 2006 and December 8, 2006.

     We specifically do not incorporate into this Offer to Purchase any of our filed historical financial statements and related financial information as of and for first, second, third and fourth quarters of 2005, the first and second quarters of 2006 and the annual periods ended December 31, 2003, 2004 and 2005 and related selected financial data for the years ended December 31, 2002 and 2001 which are included in the abovementioned documents. As discussed above, such financial statements should no longer be relied upon.

     You may request a copy of these filings at no cost by making a written or telephone to:

                          Investor Relations Department
                             Bell Microproducts Inc.
                              1941 Ringwood Avenue
                               San Jose, CA 95131
                                 (408) 451-9400

     The above SEC filings are also available to the public on our website at www.bellmicro.com. Information on our website is not part of this Offer to Purchase.

                     SPECIAL NOTE REGARDING FORWARD-LOOKING
                          STATEMENTS AND OTHER FACTORS

     Statements contained in this document that disclose Bell Micro's or management's intentions, expectations or predictions of the future, including statements regarding Bell Micro's tender of Notes, solicitation of consents for the proposed amendment and waiver, our ability to obtain financing for the tender offer and estimates of the impact of the proposed restatements and ongoing reviews, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will," and similar words or expressions. Any statement that is not a historical fact, including statements regarding estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Bell Micro cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made, including but not limited to risks detailed in our filings with the SEC as well as those identified above, and the following:

     - risks associated with our inability to obtain the consents of holders of a majority in principal amount of the Notes;

     - the ultimate outcome and timing of our financial statement restatement process, including the stock option review;

     - risks arising from material weaknesses in our internal control over financial reporting;

     - potential adverse effects to our financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements, and the incurrence of costs related to the restatement and consent solicitation processes and the tender offer;

     - risks associated with our inability to prepare and timely file financial statements;

     - potential adverse effects if there are additional adverse accounting-related developments;

     - potential adverse developments from enforcement actions that may be commenced by regulatory agencies, including delisting of our common stock from the Nasdaq Global Market;

     -    potential downgrades in the credit ratings of our securities; and

     - risks associated with our business operations as identified in our SEC filings.

We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements. Because many factors are unforeseeable, the foregoing should not be considered an exhaustive list and readers are cautioned not to place undue reliance on forward-looking statements.

                                  MISCELLANEOUS

     Other than with respect to the depositary, the information agent and the dealer manager, neither Bell Micro nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by Bell Micro or any of its affiliates to provide any information or to make any representations in connection with the tender offer, other than those expressly set forth in this Offer to Purchase, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by Bell Micro or any of its affiliates. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time after the date hereof.

     From time to time after the Expiration Date or termination of the tender offer, Bell Micro may acquire Notes that remain outstanding, if any, whether or not the tender offer is consummated, through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration, or Bell Micro may decide to defease the Notes in accordance with the indenture governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Bell Micro may pursue.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THE OFFERING MATERIALS (WHICH INCLUDE ANY MATERIALS APPENDED THERETO) OTHER THAN THOSE CONTAINED THEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BELL MICRO, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL (WHICH INCLUDE ANY MATERIALS APPENDED THERETO) SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BELL MICRO SINCE THE DATE THEREOF, OR THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE THEREOF.

     Requests for assistance in completing and delivering the Letter of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and other related documents should be directed to the information agent:

                 The information agent for the tender offer is:

                     GLOBAL BONDHOLDERS SERVICES CORPORATION

         By Registered or Certified Mail, Hand or by Overnight Courier:

                     Global Bondholders Services Corporation
                             65 Broadway, Suite 704
                            New York, New York 10006
                          Attention: Corporate Actions

Facsimile Transmission Number:                             Confirm by Telephone:
        (212) 430-3775                                         (866) 857-2200
                                                               (212) 430-3774

     Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the dealer manager at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

                   The dealer manager for the tender offer is:

                                  CREDIT SUISSE
                       Credit Suisse Securities (USA) LLC
                                11 Madison Avenue
                            New York, New York 10010
                            (212) 325-7596 (collect)
                          (800) 820-1653 (US Toll Free)


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